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                                                                     EXHIBIT 5.1


                                  June 30, 1998




Nebraska Book Company, Inc.
4700 South 19th Street
Lincoln, NE  68501-0529


                       Registration Statement on Form S-4

Ladies and Gentlemen:

                  In connection with the Registration Statement on Form S-4 (Registration Statement No. 333-48221) (the "Registration Statement") filed by Nebraska Book Company, Inc., a Kansas corporation (the "Company"), with the Securities and Exchange Commission (the "SEC") on March 19, 1998, under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated under the Act, we have been requested to render our opinion as to the legality of the securities being registered. The Registration Statement relates to the registration under the Act of the Company's 8 3/4% Senior Subordinated Notes due 2008 (the "Exchange Notes"). The Exchange Notes are to be offered in exchange for the 8 3/4% Senior Subordinated Notes due 2008 issued and sold by the Company on February 13, 1998 in an offering exempt from registration under the Act. The Exchange Notes will be issued by the Company under the Indenture (the "Indenture"), dated as of February 13, 1998, between the Company and United States Trust Company of New York, as trustee (the "Trustee"). Capitalized terms used in this letter and not otherwise defined shall have the respective meanings given them in the Registration Statement.

                  In connection with this opinion, we have examined originals, conformed copies or photocopies, certified or otherwise identified to our satisfaction, of the following documents:

                  (i)      the Registration Statement (including its exhibits);

                  (ii) the Indenture included as Exhibit 4.1 to the Registration Statement; and

                  (iii)    the form of the Exchange Notes included as Exhibit
                           4.4 to the Registration Statement.
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                  In addition, we have examined (i) those corporate records of the Company as we have considered appropriate, including copies of its certificate of incorporation, as amended, and by-laws, as amended, in each case as in effect on the date of this letter, and certified copies of resolutions of the board of directors of the Company; and (ii) those other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinions expressed below.


                  In our examination of these documents, we have assumed, without independent investigation, (i) the genuineness of all signatures, the enforceability of the documents against each party thereto other than the Company, the authenticity of all documents submitted to us as certified, photostatic, reproduced or conformed copies of existing agreements or other documents, the authenticity of the latter documents and the legal capacity of all individuals who have executed any of the documents which we examined; (ii) that the Company has taken all necessary corporate action to authorize the documents and the transactions provided for in by the documents, and that each of the documents has been duly authorized by the Company and (iii) that the execution and delivery by the Company of each of the documents and the consummation of the transactions contemplated by the documents do not violate the Company's articles of incorporation or by-laws or any Kansas statute, rule or regulation. With respect to assumptions (ii) and (iii), we refer you to the opinion of Triplett, Woolf & Garretson, LLC, special Kansas counsel to the Company, filed as Exhibit 5.2 to the Registration Statement.


                  In expressing the opinions set forth below, we have relied upon the factual matters contained in the representations and warranties of the Company made in the documents and upon certificates of public officials and the Company, and we have assumed that the Exchange Notes will be issued as described in the Registration Statement.

                  Based on the foregoing, and subject to the assumptions, exceptions and qualifications stated in this letter, we are of the opinion that:

                  1. The Indenture represents a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that enforceability may be subject to bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium or other similar laws affecting creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                  2. When issued, authenticated and delivered in accordance with the terms of the Indenture, the Exchange Notes will be legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except that enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium and other similar laws affecting
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creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                  Our opinions expressed above are limited to the laws of the State of New York and the federal laws of the United States. Our opinions are rendered only with respect to the laws, and the rules, regulations and orders promulgated under those laws, that are currently in effect.

                  We consent to the use of our name in the Registration Statement and in the prospectus included in the Registration Statement as our name appears under the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required by the Act or by the rules and regulations promulgated under the Act.

                                             Very truly yours,

                                    /s/Paul, Weiss, Rifkind, Wharton & Garrison

                                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON